Exhibit 10.6

SEPARATION AND MUTUAL RELEASE AGREEMENT

THIS SEPARATION AND MUTUAL RELEASE AGREEMENT (this “Release”) is made by and between Charles Garner (the “Executive”) and Recro Pharma, Inc. (the “Company”).

WHEREAS, the Company and the Executive entered into an Employment Agreement dated October 9, 2013, as amended (the “Employment Agreement”); and

WHEREAS, the Executive ceased to be employed as the Company’s Chief Financial Officer on October 12, 2015; and

WHEREAS, the Company and the Executive have mutually agreed that the Executive’s employment with the Company ceases December 1, 2015 (the “Termination Date”); and

WHEREAS, the Company has agreed to pay the Executive certain amounts and to provide him with certain rights and benefits in connection with the cessation of his employment, subject to his execution of this Release, and it thereafter becoming effective in accordance with its terms.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Consideration.

1.1. Both the Company and the Executive acknowledge and agree that the Executive’s employment with Company and all of its affiliates was terminated effective as of the Termination Date. In connection with the termination of the Executive’s employment, in consideration of the Executive’s execution (and non-revocation) of this Release and subject to the Executive’s continued compliance with the terms of this Release and the Restrictive Covenants (as defined below), the Company will:

1.1.1. continue to pay the Executive his Base Salary (as defined in the Employment Agreement) for a period of thirteen (13) months following the Termination Date (the “Severance Period”), in accordance with the normal payroll practices of the Company;

1.1.2. if the Executive validly elects to receive continuation coverage under the Company’s group health plan pursuant to COBRA, waive and pay the applicable premium otherwise payable for COBRA continuation coverage until the earlier of: (i) the expiration of the Severance Period or (ii) the date upon which the Executive becomes eligible for subsequent employer-sponsored health coverage (including pursuant to a spouse’s coverage);

1.1.3. pay the Executive an annual bonus in the amount of $113,050.00 for the fiscal year in which the Termination Date occurred, paid at the same time it would have otherwise been paid absent the Executive’s termination of employment;

1.1.4. with respect to 161,500 outstanding stock options awarded to the Executive prior to the Termination Date, cause such stock option to become immediately vested as of the Termination Date;

1.1.5. with respect to any outstanding stock options awarded to the Executive which are vested and exercisable as of the Termination Date (including any options that vested pursuant to Section 1.1.4 hereof), enhance the post-termination survival period otherwise applicable to such options such that they will remain exercisable for thirty-six (36) months following the Termination Date, provided that no such options will be exercisable following the original expiration date of the option; and

1.2. The Executive acknowledges that: (i) he has no other entitlement under the Employment Agreement or any other severance or similar arrangement maintained by the Company or any of its affiliates, and (ii) except as otherwise provided specifically in this Release, the Company and its affiliates do not and will not have any other liability or obligation to the Executive. The Executive further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in this Release would not otherwise be due to him. The continued Base Salary payments described in Section 1.1.1 will begin to be paid on the first practical payroll date following the Effective Date of this Release (as defined below).

1.3. During the six (6) month period immediately following the Termination Date and without the payment of any further consideration, the Executive hereby agrees to make himself reasonably available to provide consulting services to the Company to the extent requested from time to time by the Chief Executive Officer of the Company.

2. Mutual Release and Covenant Not to Sue.

2.1. Mutual Release. The Executive, on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby fully and forever releases and discharges the Company its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, directors, shareholders, general partners, limited partners, employees and agents (in their official, individual and all other capacities), and all other persons or entities acting with, for, through or in concert with any of them (herein collectively referred to as the “Company Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, which the Executive now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind or nature whatsoever (each, a “Claim”) arising or occurring through the Effective Date of this Release. The Company hereby fully and forever releases and discharges the Executive from any Claim arising or occurring through the Effective Date of this Release, including, but not limited to, any Claim arising out of the Executive’s employment by the Company or the termination thereof.

2.2. Covenant Not to Sue. The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Company and that he has not assigned any claim against the Company to any other person or entity. The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against the Executive and that it has not assigned any claim against the Executive to any other person or entity. Both the Executive and Company further promise not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. Notwithstanding anything in this Release to the contrary, this Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) will be barred.

2.3. Claims Not Released. Notwithstanding Section 2.1, the forgoing release of any Claim does not release the Company or the Executive from claims : (a) to enforce this Release, (b) claims to enforce the Executive’s rights under any employee benefit plan in accordance with the terms of the applicable plan(s), or (c) for indemnification under the Company’s By-Laws, under applicable law, or under any indemnification agreement between the Company and the Executive. Additionally, the foregoing does not release the Executive from claims the Company may have arising out of or related to: (x) Executive’s criminal or other serious misconduct related to the Company, (y) Executive’s breach of fiduciary duty to the Company, or (z) Executive’s material breach of any agreement with the Company.

2.4. Claims Released. The Executive understands and agrees that the claims released in Section 2.1 include, but are not limited to: (a) any Claim based on any law, statute, or constitution or based on contract or in tort or based on common law; (b) any Claim based on or arising under any civil rights laws, labor laws, or employment laws, such as the Pennsylvania Human Relations Act, or the civil rights laws of any other state or jurisdiction, or Title VII of the Civil Rights Act of 1964 (“Title VII”), or the federal Age Discrimination in

Employment Act of 1967 (“ADEA”), or the Americans with Disabilities Act of 1990 (“ADA”), or the Civil Rights Act of 1991, or the Worker Adjustment and Retraining Notification Act (“WARN”); (c) any Claim under any grievance or complaint procedure of any kind; (d) any Claim based on or arising out of or related to the Executive’s recruitment by, employment with, the termination of the Executive’s employment with, the Executive’s performance of any services in any capacity for, or any business transaction with, any or all of the Company Releasees (including, but not limited to any claim for wrongful or retaliatory discharge); (e) any Claim for a personal recovery by the Executive in connection with, or arising from, any lawsuit or proceeding brought by any person or entity other than the Executive (including, but not limited to, any Claim brought by any administrative agency, department or commission); (f) any Claim for the Executive’s attorneys’ fees, costs or expenses relating to this Release; and (g) any other Claim for compensation of any kind.

3. Cooperation. The Executive further agrees that he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

4. Mutual Non-Disparagement. The Company’s officers and directors will not disparage the Executive or the Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect the Executive’s personal or professional reputation. Similarly, the Executive will not disparage the Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its directors, officers, agents or employees. No restrictions herein limit or are intended to limit Executive from stating to any prospective employer that his employment ended with Company due to a difference of opinion in strategy.

5. Confidentiality. The parties agree to keep the terms and existence of this Agreement confidential, except that the Company may file the appropriate disclosure of the Agreement with the SEC, and the Executive is not precluded from referring to the filed disclosure. Except as otherwise provided herein, the Executive shall not disclose any information about the actions or activities of the Company during his employment. No restrictions herein limit or are intended to limit Executive from discussing his operations experience, contributions or achievements, or from posting his general work experience with Company in a resume or on-line profile.

6. Permitted Conduct. Notwithstanding anything in this Release to the contrary, nothing in this Release shall prohibit or restrict the Executive from: (a) initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority; (b) making any disclosure of relevant, necessary and truthful information or documents: (i) pursuant to the Sarbanes-Oxley Act; (ii) as otherwise required by law or legal process; (iii) in connection with any charge, action, investigation or proceeding relating to this Release; or (iv) to the Company’s Legal Department.

7. Restrictive Covenants. The Executive acknowledges that the restrictive covenants contained in Sections 6, 7, 8 and 9 of the Employment Agreement will survive the termination of his employment (the “Restrictive Covenants”). The Executive affirms that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to the Restrictive Covenants and that he will abide by the Restrictive Covenants.

8. Rescission Right. The Executive expressly acknowledges and recites that: (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion, (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it, (d) he was provided at least twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it, and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during those seven (7) days by providing written notice of revocation to Recro Pharma, Inc., 490 Lapp Road, Malvern, PA 19355 Attn: Chief Executive Officer. Provided that the Executive does not revoke this Release, the Release shall become effective on the eighth (8th) day following the Executive’s execution of the Release (the “Effective Date”).

9. Medicare Beneficiary Representation. The Executive warrants that, as of the date he signs this Agreement, he is not a Medicare beneficiary, is not Medicare eligible, is not within 30 months of becoming Medicare eligible, is not 65 years of age or older, is not suffering from end stage renal failure or amyotrophic lateral sclerosis, has not received Social Security benefits for 24 months or longer, has not applied for Social Security benefits, and has not been denied Social Security disability benefits and is appealing the denial. The Executive affirms, covenants, and warrants that he has made no claim, nor is he aware of any facts supporting any claim, against any of the Company Releasees under which any of the Company Releasees could be liable for medical expenses incurred by the Executive before or after the execution of this Agreement. Furthermore, the Executive is aware of no medical expenses for which Medicare has paid and for which any of the Company Releasees is or could be liable. The Executive agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. The Executive acknowledges and agrees that the payment(s) made to him under this Agreement may be reported as provided in Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, 42 U.S.C. § 1395y(b)(8). The Executive also agrees to indemnify, defend, and hold the Company Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees. The Executive specifically waives any related claims for damages against any and all of the Company Releasees including, without limitation, a private cause of action provided by 42 U.S.C. § 1395y(b)(3)(A).

10. Miscellaneous.

10.1. Tax Withholding. All payments provided to the Executive will be subject to tax withholding in accordance with applicable law.

10.2. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.

10.3. No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

10.4. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Release or any interest herein, by operation of law or otherwise.

10.5. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

10.6. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

10.7. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

10.8. Execution Date; Counterparts and Facsimiles. This Release may not be signed by the Executive prior to the Termination Date. This Release may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[space intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, on the date(s) below written.

RECRO PHARMA, INC.

By:	/s/ Gerri Henwood
Name & Title: Gerri Henwood, President and CEO

Date: December 8, 2015

CHARLES GARNER

/s/ Charles Garner

Date: December 4, 2015